BUZZFEED, INC. APPOINTS STANLEY E. WASHINGTON TO BOARD OF DIRECTORS

Washington Named Chair of Compensation Committee;
Greg Coleman Departs After Years of Distinguished Service

NEW YORK — July 16, 2026 — BuzzFeed, Inc. ("BuzzFeed" or the "Company") (Nasdaq: BZFD) today announced the appointment of Stanley E. Washington as an independent member of its Board of Directors, effective July 16, 2026. Mr. Washington will serve on the Audit Committee, the Nominating, Corporate Governance, and Corporate Responsibility Committee, and the Compensation Committee, where he will serve as Chair.

Concurrently, Greg Coleman is stepping down from the Board of Directors. Mr. Coleman has been a member of the Board since the closing of the business combination in 2021 and served as Chair of the Compensation Committee.

"We are thrilled to welcome Stan Washington to the BuzzFeed Board," said Byron Allen, Chairman and CEO of BuzzFeed, Inc. "Stan brings decades of executive leadership across financial services, fintech, payments, and media, along with an exceptional record of board service and community impact. His expertise and perspective are invaluable as we execute our vision to build a premier free-streaming video destination powered by AI."

"I am honored to join the BuzzFeed Board at such a pivotal moment in the company's evolution," said Stanley E. Washington, incoming Director of BuzzFeed, Inc. "Byron Allen's vision for BuzzFeed is bold and compelling, and I look forward to contributing to the company's next chapter of growth."

“I want to extend my deepest gratitude to Greg Coleman for his long-standing and dedicated service as a member of BuzzFeed’s Board of Directors,” said Jonah Peretti, President of BuzzFeed AI. “I am grateful for the many contributions he made to our strategy, our growth, and our business. Throughout his tenure, Greg provided critical insights and expertise across digital media, advertising, and publishing. His impactful leadership as President of BuzzFeed from 2014 to 2017 and his time as Chair of the Compensation Committee, were instrumental in shaping the company's direction and success. I personally thank Greg for his partnership and we wish him nothing but the best.”

About Stanley E. Washington
Stanley E. Washington is a senior executive and board-level leader with more than 40 years of experience in financial services, fintech, payments, and commercial real estate. He currently serves as President and Chief Executive Officer of Pantheon Global Services Inc. (PGS), a Beverly Hills, California-based investment and advisory firm focused on fintech, payments, and commercial real estate development, including in underinvested and underserved urban communities.

Earlier in his career, Mr. Washington served as Regional Vice President and General Manager at American Express, in both the Establishment Services Division where he managed more than

$50 billion in annual charge volume across the thirteen Western United States and the Commercial Card Group where he managed over 260 U.S. based global companies, representing over $300 billion in annual corporate revenue. He subsequently served as Chief Revenue Officer of publicly traded LogicMark, Inc. (formerly NXT-ID Inc.), where he held full P&L responsibility and helped grow the company into the fourth largest mobile payment device company globally.

Mr. Washington brings extensive board leadership experience across public, private, and civic organizations. He currently serves as Board Chairman of The Center by Lendistry, where he chairs the Executive, Audit, and Nominating Committees, and as a Director of Atlanta Life Insurance Company. He previously served as a member of the board of LogicMark (formerly NxT-ID Inc.), where he sat on the Audit, R&D, and Nominating Committees. He is also a Trustee Emeritus of Morehouse College and has been on the Board since October 2015 . He holds a B.A. in Marketing from Morehouse College.

With respect to any potential disclosure required by Nasdaq Listing Rule 5250(b)(3), the Company confirms that there are no arrangements or understandings between Mr. Washington and any other person pursuant to which he was selected as a director, and no related party transactions between Mr. Washington and the Company.

About BuzzFeed, Inc.
BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food, and news, our brands drive conversation and inspire what audiences watch, read, and buy now and into the future. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.

Media Contact:
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Investor Relations:
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